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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM 8-A
                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                V.F. CORPORATION
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


             PENNSYLVANIA                                   23-1180120
----------------------------------------       ---------------------------------
(State of incorporation or organization)       (IRS Employer Identification No.)


628 Green Valley Road, Suite 500
Greensboro, North Carolina                                   27408
----------------------------------------       ---------------------------------
(Address of principal executive offices)                   (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [ ]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: [ ]


Securities Act registration statement file number to which this form relates:

      N/A
----------------
If applicable


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        Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS                     NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                     EACH CLASS IS TO BE REGISTERED
-------------------                     ------------------------------

Series A Participating Cumulative           New York Stock Exchange
Preferred Stock Purchase Rights             Pacific Stock Exchange


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                          ----------------------------
                                (Title of Class)

         This Amendment No. 1 amends the Registrant's registration statement on Form 8-A dated January 23, 1998 in connection with the Registrant's listing of the Preferred Stock Purchase Rights on the New York Stock Exchange and the Pacific Stock Exchange.

         This Amendment No. 1 is being filed to amend and restate Item 1 to this Registration Statement and includes as an exhibit to this Registration Statement Amendment No. 1 dated as of January 28, 2000 to the Rights Agreement dated as of October 22, 1997 between the Registrant and First Chicago Trust Company of New York. Except as amended hereby, there are no other changes to this Registration Statement.


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED:

         Item 1 of this Registration Statement is hereby amended and restated in its entirety to read in full as follows:

         On October 15, 1997, the Board of Directors of V.F. Corporation (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, no par value (the "Common Stock"), of the Company. The dividend was paid on January 26, 1998 (the "Record Date") to holders of record as of the close of business on that date.

         Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights

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will be transferable separately from the Common Stock. The "Distribution Date"
means the earlier of (i) the tenth day after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the tenth business day (or such later day as may be designated by the Board of Directors before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

         Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for $175 (the "Purchase Price"), one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The terms and conditions of the Rights are set forth in a Rights Agreement dated as of October 22, 1997 between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), as amended by Amendment No. 1 dated as of January 28, 2000.

         If any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

         If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

         The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time before any person has become an Acquiring Person.

         The Rights will expire on January 25, 2008, unless earlier exchanged or redeemed.

         For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated

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persons), cause the Rights Agreement to become amendable other than in accordance with this sentence or cause the Rights again to become redeemable.

         Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

         The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

         As of January 3, 1998, there were 121,222,298 shares of Common Stock outstanding and 10,914,697 shares reserved for issuance under the Company's stock option plans and 2,919,711.60 shares reserved for issuance upon conversion of the Company's Series B ESOP Convertible Preferred Stock. Each outstanding share of Common Stock on the Record Date received one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. 4,000,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.

         While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

         The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement and Amendment No. 1 to the Rights Agreement, which are attached hereto as Exhibits 1 and 2, respectively, and incorporated herein by reference.

ITEM 2.  EXHIBITS

         Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:

2. Amendment No. 1 to the Rights Agreement dated as of October 22, 1997 between VF Corporation and First Chicago Trust Company of New York, as Rights Agent.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       V.F. CORPORATION

                                       By:  /s/  Candace S. Cummings
                                           -------------------------------------
                                           Name:  Candace S. Cummings
                                           Title: Vice President-Administration
                                                  and General Counsel

Dated: January 31, 2000